Exhibit 99.1

October 28, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES
SALE OF ASSETS OF PROFESSIONAL SERIES AUTOMATIC GATE OPENER PRODUCT LINE
Minneapolis – Zareba Systems, Inc. (NASDAQ:ZRBA) today announced that it sold substantially all of the assets of the Company’s professional series automatic gate operator product line to Amazing Gates of America, LLC for $739,000, plus the assumption of certain outstanding inventory purchase obligations of the Company. The purchase price was payable in cash of $200,000 at the closing, with the balance to be paid through a series of payments through December 2010.
“The Company can now focus exclusively on sales and support of its Zareba Systems do-it-yourself brand of automatic gate openers through existing retail channels,” said President and Chief Executive Officer Dale Nordquist. “This transaction provides Zareba with a clean exit from the professionally installed automatic gate opener market, consistent with our previous announcement that the Company was discontinuing the professional series automatic gate operator product line.”
About Zareba Systems, Inc.
Zareba Systems, Inc. is the world’s leading manufacturer of electronic perimeter fence systems for animal and access control. A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is at located www.ZarebaSystemsInc.com.
About Amazing Gates
Amazing Gates of America, LLC ships wrought iron gates and fence to residential and commercial sites all over the United States. The company offers hot dipped galvanized steel gates and fence designed for longevity and simple installation. The company is located in Bernalillo, New Mexico. More information is available at www.amazinggates.com.
*****

Contact:	Jeff Mathiesen 763-551-1125